                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting  Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    Cambridge SoundWorks, Inc.
     -----------------------------------------------------------------
     (Name of Registrant as Specified In Its Charter)

                          Wayne P. Garrett
     -----------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
(1) Based pursuant to Rule 0-11(a)(4) on the average high and low per share sales prices of the Common Stock of Registrant reported on the American Stock Exchange on November 30, 1994.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

- ------------------------------------------------------------------------

2) Form, Schedule or Registration Statement No.:

- ------------------------------------------------------------------------

3) Filing Party:

- ------------------------------------------------------------------------

4) Date Filed:

- ------------------------------------------------------------------------

                           CAMBRIDGE SOUNDWORKS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          OCTOBER 22, 1996, 11:00 A.M.

    You are hereby notified that the Annual Meeting of Stockholders of Cambridge SoundWorks, Inc. (the "Company") will be held on October 22, 1996 at 11:00 a.m. at the principal executive offices of Cambridge SoundWorks, Inc. located at 311 Needham Street, Newton, Massachusetts 02164, to consider and act upon the following matters:

    1.  To elect directors for the ensuing year.

    2. To ratify the adoption by the Board of Directors of an amendment to the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan") to increase by 150,000 the number of shares of Common Stock authorized for issuance under the 1993 Stock Option Plan.

    3. To ratify the action of the Directors in appointing Arthur Andersen LLP as auditors for the Company.

    4.  To transact such other business as may properly come before the meeting.

    Even if you plan to attend the meeting, please be sure to sign, date and return the enclosed proxy in the enclosed envelope to:

                      Boston EquiServe Limited Partnership
                               150 Royall Street
                          Canton, Massachusetts 02021
                            Attention: Philip Weiner

    Only stockholders of record on the books of the Company at the close of business on August 30, 1996 will be entitled to receive notice of and vote at this meeting.

                                          By order of the Board of Directors,
                                          /s/ Wayne P. Garrett

                                          WAYNE P. GARRETT, Clerk

September 27, 1996

                                   IMPORTANT

IN ORDER TO SECURE A QUORUM AND TO AVOID THE EXPENSE OF SENDING FOLLOW-UP LETTERS, PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR COOPERATION IS GREATLY APPRECIATED.

                           CAMBRIDGE SOUNDWORKS, INC.
                               311 NEEDHAM STREET
                          NEWTON, MASSACHUSETTS 02164
                                PROXY STATEMENT
                       SOLICITATION AND VOTING OF PROXIES

    This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about September 27, 1996. The accompanying proxy is solicited by the Board of Directors of Cambridge SoundWorks, Inc. (hereinafter called the "Company") for use at the Annual Meeting of Stockholders to be held on October 22, 1996, and any adjournment or adjournments thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a few employees may assist in the solicitation of proxies by mail, telephone, telegraph, and personal interview without additional compensation.

    When a proxy is returned properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted "FOR" proposals 1, 2 and 3 and in the discretion of the proxies as to other matters that may properly come before the meeting. Sending in a proxy will not affect a stockholder's right to attend the meeting and vote in person. A proxy may be revoked by notice in writing delivered to the Clerk at any time prior to its use or by voting in person at the meeting. A proxy may also be revoked by a later dated proxy. A stockholder's attendance at the meeting will not by itself revoke a proxy.

                       RECORD DATE AND VOTING SECURITIES

    The Board of Directors has fixed August 30, 1996 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 2,889,399 shares of Common Stock, without par value, of the Company issued and outstanding, all of which shares are entitled to one vote per share.

    The Company's By-laws provide that a quorum shall consist of the representation in person or by proxy at the annual meeting of stockholders entitled to vote 51% of the votes that are entitled to be cast at the meeting. Abstentions and broker non-votes will be counted for purpose of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of abstentions and broker non-votes to be brought before the Annual Meeting of Stockholders is discussed below.

    With respect to the three matters scheduled to come before the stockholders at the Annual Meeting, (i) directors shall be elected by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote, and (ii) the ratification of the amendment to the Company's 1993 Stock Option Plan and the appointment of the auditors shall be determined by a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee, shares present by proxy with respect to which the stockholder properly withholds authority to vote for such nominee, and broker non-votes will not be counted towards such nominee's achievement of a plurality. With respect to ratification of the amendment to the Company's 1993 Stock Option Plan and ratification of the appointment of the auditors, abstentions and broker non-votes are considered present at the meeting for such matter but, since they are not affirmative votes for the matter, they will have the same effect as votes against the matter.

    The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 1996, is being mailed to stockholders of record of the Company concurrently with this proxy statement. The Annual Report is not, however, a part of the proxy soliciting materials.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

    One of the purposes of the meeting is to elect four (4) directors to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. It is intended that the proxies solicited by the Board of Directors will be voted in favor of the four (4) nominees named below, unless otherwise specified on the proxy card. All of the nominees are currently members of the Board and have consented to be named and to serve if elected. There are no family relationships between any nominees, directors or executive officers of the Company.

    The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

    The Board recommends a vote FOR the election of each of the nominees listed below.

    The following are summaries of the background and business experience and descriptions of the principal occupations of the nominees:

                                                         PRESENT PRINCIPAL EMPLOYMENT
NAME                         AGE                         AND PRIOR BUSINESS EXPERIENCE                     DIRECTOR SINCE
- -----------------------      ---      -------------------------------------------------------------------  ---------------

Thomas J. DeVesto                49   Mr. DeVesto, a co-founder of the Company, has served as Director,            1988
                                      President and Chief Executive Officer since 1988. From 1985 to
                                      1988, he was a consultant to ITT Corporation and represented ITT
                                      Corporation in connection with its relationship with Kloss Video
                                      Corporation. From 1978 to 1985, he was Vice President of Sales and
                                      Marketing of Kloss Video Corporation. From 1976 to 1978, Mr.
                                      DeVesto held various sales management positions in the
                                      international and domestic divisions of Advent.
Thomas E. Brew, Jr.              54   Mr. Brew served as Acting Co-Chief Executive Officer and President           1995
                                      of Kurzweil Applied Intelligence, Inc., a speech recognition software company, from May 1994 until November 1994 when he was elected President, Chief Executive Office and a director. From 1988 to May 1994, Mr. Brew was a founder and Executive Vice President of
                                      Argus Management Corporation, a firm that provides interim management services in crisis situations.
Leo Kahn                         79   Mr. Kahn was a founder, President and Chief Executive Officer of             1995
                                      Purity Supreme, Inc. prior to the sale of the company in 1984.
                                      After the sale, Mr. Kahn co-founded Staples, Inc., a retail office supply chain and took part in various other business ventures including Health Development Corporation, a chain of exercise centers, and Fresh Fields, Inc., a chain of health food
                                      supermarkets. He has been a partner of United Properties since 1985 and a director of Big V Supermarkets and Grossmans, Inc. since
                                      1986.
Peter B. Seamans                 72   Mr. Seamans has been a partner with the law firm of Peabody &                1996
                                      Arnold since 1957. He previously served as a director of Kloss
                                      Video Corporation and Advent Corporation and currently serves on the Board of Directors of the Peabody Essex Museum and the USS
                                      Constitution Museum.

            INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors met six times during the fiscal year ended June 30, 1996. There was no director who during the fiscal year attended fewer than 75 percent of the aggregate of all board meetings and all meetings of committees on which he served.

    The Board of Directors has a three-member Audit Committee which is reconstituted at the first meeting of the Board following the annual meeting of stockholders. The Audit Committee, which met one time during fiscal 1996, meets with the Company's independent auditors and principal financial personnel to review the scope and results of the annual audit and the Company's financial reports. The Audit Committee also reviews the scope of audit and non-audit services performed by the independent public accountants, reviews the independence of the independent public accountants, and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Brew, Kahn and Seamans.

    The "disinterested" directors, for purposes for Rule 16b-3 under the Securities Exchange Act of 1934, Messrs. Brew, Kahn and Seamans, acting as a Compensation Committee, have the authority, subject to the express provisions of the Company's 1993 Stock Option Plan: to determine the employees of the Company to receive options, the number of shares to be optioned, and the terms of the options granted; to construe and interpret the 1993 Stock Option Plan and outstanding options; and to make all other determinations that they deem necessary and advisable for administering the 1993 Stock Option Plan.

    The Board of Directors does not have a standing committee on nominations.

DIRECTORS' COMPENSATION

    Outside directors are compensated for their service on the Board of Directors at the rate of $1,000 per meeting plus expenses. Directors who are employees of the Company are not paid any additional compensation for serving as directors.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

    The following table sets forth certain information as of September 17, 1996 with respect to the Common Stock of the Company owned or deemed beneficially owned as determined under the rules of the Securities and Exchange Commission, directly or indirectly, by each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by the executive officers named in the Summary Compensation Table, elsewhere herein, and by all directors and executive officers of the Company and its subsidiaries as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of September 17, 1996. As used herein "voting power" is the power to vote or direct the voting of shares, and

"investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

                                                                                       NO. COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                                     SHARES
- ------------------------------------------------------------------------------------  ------------

Henry E. Kloss......................................................................      542,266         18.16%
74 Brattle Street
Cambridge, MA 02138
Thomas J. DeVesto (1)...............................................................      325,188         10.89%
Cambridge SoundWorks, Inc.
311 Needham Street
Newton, MA 02164
Thomas E. Brew, Jr..................................................................       --             --
Wayne P. Garrett (2)................................................................        8,333         *
Thomas J. Hannaher (3)..............................................................       17,607         *
Leo Kahn............................................................................        1,000         *
Sandy Ruby (4)......................................................................        8,333         --
Peter B. Seamans....................................................................       --             --
All directors and executive officers as a group (nine persons) (1)(2)(3)(4).........      902,727         30.24%

- ------------------------
*   Less than one percent.

(1) Includes currently exercisable options granted to Mr. DeVesto to purchase 16,250 shares of Common Stock. Includes 7,530 shares of Common Stock held by Mr. DeVesto as custodian for a minor child with respect to all of which shares Mr. DeVesto disclaims beneficial ownership.

(2) Includes currently exercisable options granted to Mr. Garrett to purchase 8,333 shares of Common Stock.

(3) Includes currently exercisable options granted to Mr. Hannaher to purchase 11,537 shares of Common Stock.

(4) Includes currently exercisable options granted to Mr. Ruby to purchase 8,333 shares of Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

    Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and stockholders who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission and Nasdaq reports of ownership and changes in ownership of voting securities of the Company and to furnish copies of such reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 1996, or written representations in certain cases, all Section 16(a) filing requirements were satisfied during the year ended June 30, 1996, except that through inadvertence, Peter B. Seamans failed to file his Form 3 within ten days after his appointment to the Board of Directors and Sandy Ruby failed to file his Form 3 within ten days after his commencement of employment with the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information with respect to the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the years ended June 30, 1996, July 2, 1995 and December 31, 1994 by its Chief Executive Officer and the four most highly compensated officers whose total salary and bonus exceeded $100,000 during the fiscal year ended June 30, 1996:

                                                                             LONG-TERM
                                          ANNUAL COMPENSATION              COMPENSATION
                                 --------------------------------------  -----------------
                                                                OTHER               ALL
                                  YEARS                         ANNUAL    STOCK    OTHER
            NAME AND              ENDED     SALARY    BONUS    COMPENSATION OPTIONS COMPENSATION
       PRINCIPAL POSITION          (1)        $         $       ($)(2)   (#)(3)    ($)(4)
 ------------------------------  --------  --------  --------  --------  -------  --------
 Thomas J. DeVesto               6/30/96    335,692     --       --      155,000    --
  President and Chief Executive   7/2/95    312,693     --       --      25,000     --
  Officer......................  12/31/94   305,388     --       --        --       --
 Henry E. Kloss
  Former Chairman of the         6/30/96    269,077     --       --       6,250     --
  Board and Former Director       7/2/95    312,693     --       --      25,000     --
  of Product Development.......  12/31/94   305,388     --       --        --       --
 Wayne P. Garrett                6/30/96    126,947     --       --       30,000    --
  Vice President -- Finance and   7/2/95     18,269     --       --       20,000    --
  Chief Financial Officer......  12/31/94         0     --       --            0    --
 Thomas J. Hannaher              6/30/96    126,947     --       --       30,000    --
  Vice President --               7/2/95    148,000     --       --       13,720    --
  Marketing....................  12/31/94   130,000     --       --       10,720    --
                                 6/30/96    117,789     --       --      30,000     --
 Sandy Ruby                       7/2/95          0     --       --        --       --
  Vice President -- Retail.....  12/31/94         0     --       --        --       --

- ------------------------
(1) The Company's fiscal year for 1994 ended on December 31, 1994. On March 14, 1995, the Company's fiscal year was changed to end on the Sunday nearest the end of June. Therefore, the Company's fiscal year for 1995 consisted of only six months ended on July 2, 1995. The amount shown for July 2, 1995 has been restated to include the 12 months ended July 2, 1995.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the executive officer during the years ended June 30, 1996, July 2, 1995 and December 31, 1994.

(3) Options represent the right to purchase shares of Common Stock at a fixed price per share (fair market value) in accordance with vesting schedules applicable to each option.

(4) The Company did not grant any restricted stock awards or stock appreciation rights (SARs) or make any long-term incentive plan payouts during the year ended June 30, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows all options granted to each of the named executive officers of the Company during the year ended June 30, 1996, and the potential value at stock price appreciation rates of 5% and 10% over the ten year term of the options. The 5% and 10% rates of appreciation are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices. The Company did not use an alternative present value formula because the Company is not aware of any such formula that can determine with reasonable accuracy the present value based on future unknown or volatile factors.

                                INDIVIDUAL GRANTS
                            --------------------------                         POTENTIAL
                                           % OF TOTAL                         REALIZABLE
                                          OPTIONS/SARS                     VALUE AT ASSUMED
                             NUMBER OF     GRANTED TO                       ANNUAL RATES OF
                             SECURITIES    EMPLOYEES                          STOCK PRICE
                             UNDERLYING      IN THE     EXERCISE           APPRECIATION FOR
                            OPTIONS/SARS      YEAR      OR BASE             OPTION TERM(5)
                              GRANTED        ENDED       PRICE     EXP.    -----------------
           NAME                 (#)         6/30/96     ($/SH)(4)  DATE     5%($)    10%($)
 -------------------------  ------------  ------------  --------  -------  -------  --------
 Thomas J. DeVesto........    30,000(1)         8.4%       5.50   9/05/05  268,768   427,968
                             100,000(3)        28.0%       4.40   4/22/06  716,714  1,141,247
 Henry E. Kloss...........    10,000(1)         2.8%       5.50   9/05/05   89,589   142,656
 Wayne P. Garrett.........    10,000(1)         2.8%       5.00   9/05/05   81,445   129,687
 Thomas J. Hannaher.......    16,280(1)         4.6%       5.00   9/05/05  132,592   211,131
 Sandy Ruby...............    20,000(2)         5.6%       5.00   7/24/05  162,889   259,374
                              10,000(1)         2.8%       5.00   9/05/05   81,445   129,687

- ------------------------
(1) These options are exercisable on September 5, 1996, at which time the options are 33 1/3% vested with options vesting in additional 33 1/3% increments in two annual installments commencing on September 5, 1997.

(2) These options are exercisable on July 24, 1996, at which time the options are 33 1/3% vested with options vesting in additional 33 1/3% increments in two annual installments commencing on July 24, 1997.

(3) These options are exercisable on April 22, 1997, at which time the options are 33 1/3% vested with options vesting in additional 33 1/3% increments in two annual installments commencing on April 22, 1998.

(4) The exercise price per share is the market price of the underlying Common Stock on the date of grant.

(5) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set forth by the Securities and Exchange Commission of five percent and ten percent compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

    The following table sets forth certain information with respect to the unexercised stock options held as of June 30, 1996 by the executive officers named in the Summary Compensation Table above.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                    SHARES                        JUNE 30, 1996(#)            JUNE 30, 1996($)
                                   ACQUIRED       VALUE      --------------------------  --------------------------
                                  ON EXERCISE  REALIZED(1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                  -----------  ------------  -----------  -------------  -----------  -------------
Thomas J. DeVesto...............      --           --             6,250        148,750          (2  )         (2   )
Henry E. Kloss..................      --           --             6,250         28,750          (2  )         (2   )
Wayne P. Garrett................      --           --             5,000         25,000          (2  )         (2   )
Thomas J. Hannaher..............      --           --             6,110         23,890          (2  )         (2   )
Sandy Ruby......................      --           --            --             30,000      --                (2   )

- ------------------------
(1) Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired without deducting taxes or commissions paid by employee.

(2) The exercise price of exercisable and unexerciseable unexercised options exceeds the fair market value of such options at June 30, 1996, and the options therefore do not constitute In-the-Money Options.

                              EXECUTIVE AGREEMENTS

EMPLOYMENT AND CONSULTING AGREEMENTS

    On February 17, 1994, the Company entered into three-year employment agreements with Henry Kloss and Thomas J. DeVesto (the "Employment Agreements"), employing them in the capacities of Chairman of the Board and Director of Product Development, and President and Chief Executive Officer, respectively, subject to termination by either party upon six months' prior written notice. Pursuant to the Employment Agreements, which provide for an initial annual salary of not less than $250,000, subject to increase at the discretion of the Board of Directors, Mr. DeVesto currently receives an annual salary of $359,600. They are also entitled to certain fringe benefits, including the right to participate in all bonus and benefit programs that the Company makes available to its employees. If either of the Employment Agreements is terminated by either party for any reason, the Company is required to pay to Mr. Kloss or Mr. DeVesto, as the case may be, a payment equal to his then annual salary under his Employment Agreement, in consideration for an agreement not to compete for one year following termination.

    On April 24, 1996 the Company entered into a Consulting Agreement with Henry
E. Kloss (the "Consulting Agreement") pursuant to which Mr. Kloss agreed to act in a consulting capacity with respect to the business of the Company by rendering general and specific advice, counsel and assistance to the Company, and by offering Mr. Kloss' knowledge, experience and judgment to the Company with respect to the selection and design by the Company of current and future products. The Consulting Agreement superseded Mr. Kloss' Employment Agreement dated February 17, 1994 with the Company described above. Pursuant to the terms of the Consulting Agreement, the Company is obligated to pay Mr. Kloss, in monthly installments, a consulting fee of $330,000 per annum for the period from April 24, 1996 through September 30, 1996 and at the rate of $110,000 per annum from September 30, 1996 to September 30, 1999. In addition, the Company agreed to use its best efforts to include Mr. Kloss and his spouse as part of the Company's health insurance plan or, if the Company is unable to do so, pay for medical coverage substantially equivalent to that which is provided by the Company to its officers for Mr. Kloss and his spouse. The Consulting Agreement may be terminated by Mr. Kloss upon thirty (30) days written prior notice to the Company.

STOCK PLANS

    On December 31, 1993, the Company adopted, and on January 13, 1994, the stockholders approved, the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan"), pursuant to which options to purchase up to 470,000 shares of Common Stock may be granted to directors, officers and employees of, and consultants or advisors to, the Company. For a more detailed description of the 1993 Stock Option Plan, see "Description of the 1993 Stock Option Plan" included elsewhere herein.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended June 30, 1996, the Compensation Committee of the Board of Directors of the Company was responsible for establishing executive compensation. No executive officer of the Company served as a director or member of a compensation committee, or its equivalent, of another entity, one of whose executive officers served as director of the Company.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT ON COMPENSATION AND THE STOCK PERFORMANCE GRAPH CONTAINED ELSEWHERE HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS NOR SHALL THEY BE DEEMED TO BE SOLICITING MATERIAL OR DEEMED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                  REPORT OF THE COMPENSATION COMMITTEE AND THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    During the fiscal year ended June 30, 1996, the Compensation Committee of the Board of Directors of the Company was responsible for establishing and administering the policies which govern annual compensation for the Company's executive officers and was responsible for considering stock option compensation for the Company's executive officers.

OVERVIEW

    The Compensation Committee of the Board of Directors has historically established levels of executive compensation that provide for a base salary and bonuses intended to allow the Company to hire, motivate and retain qualified executive officers. No bonuses were declared in fiscal 1996. From time to time, the Compensation Committee also grants stock options to executive officers and key employees in order to bring the stockholders' interests more sharply into the focus of such officers and employees.

    The Compensation Committee of the Board of Directors establishes the annual salary and bonus of each of the executive officers other than the Chief Executive Officer, based on the recommendations made by the Chief Executive Officer. In determining the recommendations for salary and bonus for each of the other executive officers, the Chief Executive Officer considers each officer's individual performance, attainment of individual goals and the contribution to the overall attainment of the Company's goals.

STOCK OPTIONS AND OTHER COMPENSATION

    Long term incentive compensation for executive officers consists exclusively of stock options granted under the Company's 1993 Stock Option Plan. Executive officers as well as other key employees of the Company participate in the 1993 Stock Option Plan. During fiscal 1996, the Compensation Committee granted options only to certain newly appointed executive officers and those executive officers whose duties and responsibilities had increased since the prior fiscal year as a result of promotions or departmental restructuring.

BASIS FOR THE COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

    The compensation of Messrs. Kloss and DeVesto, former Chairman of the Board and Chief Executive Officer, respectively, during fiscal year, was based upon their Employment Agreements. The Employment Agreements provide for an initial salary of not less than $250,000, subject to adjustment at the discretion of the Board of Directors. For fiscal year 1996, the Board of Directors set the base salary for each of Messrs. Kloss and DeVesto at $330,000. In April 1996, the Company entered into a Consulting Agreement with Mr. Kloss (as summarized under the heading "Employment and Consulting Agreements" appearing elsewhere herein) which superseded his Employment Agreement. At the same time the Board of Directors increased the base salary for Mr. DeVesto to $359,600. The Company also awarded Mr. Kloss and Mr. DeVesto options to purchase 10,000 and 130,000 shares of Common Stock, respectively.

    Neither Mr. Kloss nor Mr. DeVesto received a bonus during the fiscal year ended June 30, 1996.

    The Company does not have, nor does it intend to have in the future, a Chairman of the Board of Directors.

                                          Thomas E. Brew, Jr.
                                          Leo Kahn
                                          Peter B. Seamans

COMPARISON OF FIVE YEAR CUMULATIVE RETURN

    Set forth below is a line graph comparing the Company's 26 month cumulative total stockholder return with the Nasdaq Stock market -- US Index and the Nasdaq Non-Financial Index. Cumulative total return is measured assuming an initial investment of $100 and reinvestment of dividends.

                COMPARISON OF 26 MONTH CUMULATIVE TOTAL RETURN*
     AMONG CAMBRIDGE SOUNDWORKS, INC., THE NASDAQ STOCK MARKET -- US INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                    4/14/1994   12/31/1994   7/2/1995   6/30/1996
CAMBRIDGE SOUNDWORKS, INC.                 100           63         84          44

NASDAQ STOCK MARKET-US                     100          104        130         167

NASDAQ NON-FINANCIAL                       100           99        124         158

* $100 INVESTED ON 04/14/94 IN STOCK OR INDEX --
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING JUNE 30.

             PROPOSAL NO. 2 -- AMENDMENT TO 1993 STOCK OPTION PLAN

    One of the purposes of the Special Meeting is to ratify the adoption by the Board of Directors of an amendment to the Company's 1993 Stock Option Plan to increase by 150,000 the number of shares of Common Stock authorized for issuance under the 1993 Stock Option Plan.

    On September 17, 1996, the Board of Directors adopted, subject to Stockholder approval, the aforementioned amendment to the 1993 Stock Option Plan. The approval of the amendment to the 1993 Stock Option Plan will require the affirmative approval of a majority of the votes which may be cast at the Annual Meeting by the holders of the Company's Common Stock.

    THIS PROPOSAL HAS BEEN UNANIMOUSLY APPROVED BY THE BOARD OF DIRECTORS, WHICH RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ITS ADOPTION.

                     DESCRIPTION OF 1993 STOCK OPTION PLAN

    GENERAL. On December 31, 1993, the Company adopted, and on January 13, 1994, the stockholders approved, the Company's 1993 Stock Option Plan, pursuant to which options to purchase up to 470,000 shares of Common Stock may be granted to directors, officers and employees of, and consultants or advisors to, the Company. The 1993 Stock Option Plan is intended to encourage ownership of the Company's Common Stock by directors, officers and employees of, and consultants and advisors to, the Company. The 1993 Stock Option Plan provides for the granting of incentive stock options which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") as well as non-qualified stock options which do not meet the requirements of Section 422 of the Code. If any unexercised option granted pursuant to the 1993 Stock Option Plan lapses or terminates for any reason, the shares of Common Stock covered thereby may again be optioned thereunder.

    ADMINISTRATION OF THE PLAN. The 1993 Stock Option Plan is currently administered by the Compensation Committee of the Board of Directors, which consists of three directors, each of whom must be a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee determines the employees to whom options will be granted, the number of shares to be covered by such options and the terms of such options. No option is exercisable after 10 years from the date on which it is granted.

    STOCK OPTION FEATURES. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year by an employee or officer may not exceed $100,000. Incentive stock options may not be granted at less than the fair market value of the Common Stock on the date of grant or 110% of fair market value in the case of incentive stock options granted to any optionee holding 10% or more of all classes of voting stock of the Company.

    Options issued under the 1993 Stock Option Plan are not transferable, except by will or the laws of descent and distribution. Each option is exercisable only while the optionee is in the employ or serving as a director of, or consultant or advisor to, the Company, except that an incentive stock option is exercisable within up to three months after termination of employment or service to the extent such option has vested at the time of such termination and non-qualified stock options may be exercisable for a longer period after termination of employment or any service arrangement. If an optionee dies while employed or retained by the Company or within three months of the termination of his or her employment by or service to the Company, such optionee's options may be exercised up to 12 months after his or her death. If an optionee is permanently disabled during his or her employment by or service to the Company, such optionee's options may be exercised up to one year following termination of his or her employment or service due to such disability. The exercise price of options granted under the 1993 Stock Option Plan must be paid in full upon exercise in cash, shares of Common Stock already owned by the optionee or by any other means the Board of Directors determines, or a combination thereof.

    TERMINATION AND AMENDMENT OF THE 1993 STOCK OPTION PLAN. The 1993 Stock Option Plan will terminate on January 13, 2004, 10 years from the date the plan was approved by the Company's stockholders, but the Board of Directors may, at any time, terminate, modify or amend such plan. The Board of Directors may not, without the prior approval of the stockholders of the Company, increase the maximum aggregate number of shares for which options may be granted under the 1993 Stock Option Plan.

    ACCOUNTING EFFECTS. Under current accounting rules, neither the grant nor exercise of options under the Stock Incentive Plan is expected to result in any charge to the earnings of the Company. Options with variable exercise prices or at an exercise price less the fair market value on the date of grant may result in charges to earnings under certain circumstances.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of certain Federal income tax aspects of options granted or which may be under the 1993 Stock Option Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

    1. INCENTIVE STOCK OPTIONS. An employee receiving an incentive stock option ("ISO") will not realize taxable income upon the grant of the ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the employee remains an employee of the company or a subsidiary corporation at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made within twelve months of the date of death (provided it is exercisable by its terms) by the legal representative of an employee who dies while in the employ of the Company or a subsidiary corporation. However, the 1993 Stock Option Plan limits the right of the legal representative of any participant to exercise an option to one year following death. Upon a sale of the stock received upon exercise, except as noted below, the employee will generally recognize long-term capital gain or loss equal to the difference between the amount realized upon such sale and the exercise price. The Company, under these circumstances, will not be entitled to any Federal income tax deduction in connection with the exercise of the ISO or the sale of such stock.

    If the stock acquired pursuant to an exercise of an ISO is disposed of by the employee prior to the expiration of two years from the date of grant or within one year from the date such stock is issued to him upon exercise (a "disqualifying disposition"), any gain realized by the employee generally will be taxable at the time of such disqualifying disposition, as follows: (i) at ordinary income rates to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the ISO is exercised (the value on a later date is likely to govern in the case of an employee whose sale of the stock at a profit could subject him to suit under
Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such disqualifying disposition, and (ii) if the stock is a capital asset of the employee, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date which governs the determination of the employee's ordinary income. In such case, the Company may claim a Federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the employee as ordinary income. Any capital gain realized by the employee will be long-term capital gain if the employee's holding period for the stock at the time of disposition is more than one year; otherwise it will be short-term. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the exercise price will be an item of tax preference for purposes of the alternative minimum tax imposed by the Code.

    2. NON-QUALIFIED STOCK OPTIONS. In the case of non-qualified stock options ("NQSOs") (and in the case of an untimely exercise of an ISO), the employee will not be taxed upon grant of any such option, but rather, at the time of exercise of such NQSOs, the employee, except as noted below, will realize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the employee realizes ordinary income. If stock so acquired is later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date of exercise of the option is generally taxable as long-term or short-term capital gains or loss depending upon whether the stock has been held for more than one year after such date.

    As stated above, generally income is realized by an employee upon exercise of an NQSO (or untimely exercise of an ISO). However, in the case of such exercise of an option by an employee whose sale of shares at a profit could subject the employee to suit under Section 16(b) of the Securities Exchange Act of 1934, realization of income is postponed so long as a sale of the shares would expose the employee to such suit, unless the employee elects within 30 days after the exercise to be taxes as of the exercise date in the manner described above. Absent such election, such an employee will realize ordinary income at the time a sale would no longer expose him to such suit in an amount equal to the excess of the fair market value of the shares at that time over the exercise price. That fair market value will also govern for purposes of the Company's deduction and for determining the employee's gain or loss upon subsequent disposition of the shares.

    3. EXERCISE WITH SHARES. An employee who pays the exercise price upon exercise of an NQSO, in whole or in part, by delivering shares of the Company's stock already owned by him will realize no gain or loss for Federal income tax purposes on the share surrendered, but otherwise will be taxed according to the rules described above for NQSOs. (See "Certain Federal Income Tax Consequences
- -- 2. Nonqualified Stock Options.") With respect to shares acquired upon exercise which are equal in number to the shares surrendered, the basis of such shares will be equal to the fair market value of such shares on the date of exercise, and the holding period for such additional shares will commence on the date the option is exercised.

    When shares of the Company's stock are surrendered upon exercise of an ISO,
(i) no gain or loss will be recognized as a result of the exchange, (ii) a number of shares received which is equal to the number of shares surrendered will have a basis equal to that of the shares surrendered, and (except for purposes of determining whether a disposition will be a disqualifying disposition) will have a holding period which includes the holding period of the shares exchanged and (iii) the remaining shares received will have a zero basis and will have a holding period which begins on the date of the exchange. If any of the shares received are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest basis (i.e., a zero basis) will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above.

                             AMENDED PLAN BENEFITS
                             1993 STOCK OPTION PLAN

                                                                            NUMBER OF SHARES
                                                                               SUBJECT TO          AGGREGATE
                                                                                 OPTIONS            EXERCISE
NAME AND POSITION                                                              GRANTED(#)          PRICE ($)
- --------------------------------------------------------------------------  -----------------  ------------------

Thomas J. DeVesto,
 President and Chief Executive Officer....................................        155,000      $          701,250
Henry E. Kloss,
 Former Director and Director of Product Development......................              0                     N/A
Wayne P. Garrett
 Vice President -- of Finance and Chief Financial Officer.................         30,000                 148,800
Thomas J. Hannaher
 Vice President -- Marketing..............................................         30,000                 177,874
Executive Group...........................................................        265,000               1,257,924
Non-Executive Directors Group.............................................         24,000                 128,000
Non-Executive Officer Employee Group......................................        133,450                 714,266
Reserved for Issuance
 Recipients Undeterminable................................................        197,750          Undeterminable

    RECENT GRANTS UNDER THE 1993 STOCK OPTION PLAN. On September 15, 1995, the Company granted incentive stock options under the 1993 Stock Option Plan to 18 employees of the Company at exercise prices of $5.00 and $5.50 per share which vest over a period of three years. Options to purchase at total of 157,280 shares were granted, including 30,000 shares to Thomas J. DeVesto, 10,000 shares to Henry E. Kloss, 16,280 shares to Thomas J. Hannaher and 10,000 shares to each of Wayne P. Garrett and Sandy Ruby.

    On April 22, 1996, the Company granted an incentive stock option under the 1993 Stock Option Plan to purchase 100,000 shares of Common Stock to Thomas J. DeVesto at an exercise price of $4.40 per share which vests over a period of three years.

           PROPOSAL NO. 3 -- RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors of the Company has appointed Arthur Andersen LLP as auditors of the Company for the fiscal year ending June 29, 1997 and has further directed that management submit the selection of auditors for ratification by the stockholders. Arthur Andersen LLP were the Company's auditors for the fiscal year ended June 30, 1996.

    Representatives of Arthur Andersen LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE CHOICE OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Henry M. Morgan, a former director of the Company, was a partner in Innovative Capital Partners ("Innovative Capital"). Innovative Capital provided consulting services to the Company during fiscal years 1992 and 1993 for which Innovative Capital received $59,000 and $52,000, respectively, from the Company.

    Mr. Morgan had personally guaranteed indebtedness under the Company's bank line of credit and standby letters of credit in amounts up to $335,000. The line of credit expired in 1994 and Mr. Morgan does not intend to guarantee any further obligations of the Company.

    Woody Kaplan, a former director of the Company, owns a minority interest in six shopping mall locations in which the Company leases space.

    Henry E. Kloss, a director of the Company and former Chairman of the Board of Directors and Director of Product Development provided consulting services to the Company during the fiscal year ended June 30, 1996 for which he received $61,346 from the Company.

    The Company will not extend or guarantee loans to officers, directors, employees or affiliates of the Company unless such loans (i) are approved both by a majority of the Board of Directors and by a majority of the disinterested directors, and (ii) are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

               STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

    Any stockholder desiring to present a proposal for consideration at the Company's 1997 annual meeting of stockholders, scheduled to be held on or about October 28, 1997 and included in the Company's proxy statement, must submit the proposal to the Company so that it is received at the executive offices of the Company not later than August 1, 1997. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

    As of the date of this proxy statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting of stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as the same are not instructed to the contrary, in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interests of the Company and its stockholders.

                              FORM 10-K AVAILABLE

    THE ANNUAL REPORT OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K IS AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE VICE PRESIDENT/FINANCE OF THE COMPANY AT 311 NEEDHAM STREET, NEWTON, MASSACHUSETTS 02164.